Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR, INC. ADDS DIRECTOR TO BOARD

NORCROSS, GA. (May 15, 2006) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Michael S. Goldman has agreed to join Immucor’s Board of Directors effective immediately.  Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., a New York and Atlanta investment bank which focuses on assisting public and private client companies in completing mergers, acquisitions and financings which build shareholder value. TM Capital has represented Immucor on a number of transactions.

Commenting on this addition to the Board of Directors Edward L. Gallup, Chairman and Chief Executive Officer stated, “We are extremely pleased to have an individual with the expertise and background that Michael brings to our Board. Mr. Goldman has been an advisor to several other public health care companies and also is currently a director of three privately held companies. His experience will be extremely valuable as the Company and its Board of Directors address our future.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion.  Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.